EXHIBIT 23.1

Independent Accountant’s Consent

The Board of Directors
Uranium Power Corporation

We consent to the incorporation by reference in the Registration Statement dated September 24, 2003 on Form S-8 of Uranium Power Corporation (An Exploration Stage Company) of our auditors’ report dated August 15, 2003 on the consolidated balance sheets of Uranium Power Corporation as at April 30, 2003 and the related consolidated statements of operations, stockholders’ equity (deficiency) and cash flows for each of the three years ended April 30, 2003, 2002 and 2001 and the cumulative totals for the exploration stage operations from April 3, 1998 (inception) through April 30, 2002.

/s/ Pannell Kerr Forster

CHARTERED ACCOUNTANTS

Vancouver, Canada
September 24, 2003